UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2006

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962027
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747

(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01 Entry into a Material Definitive Agreement

On April 28, 2006, Medicine Made Easy, a California corporation and wholly-owned subsidiary of Allion (“MME”), entered into an Asset Purchase Agreement with Whittier Goodrich Pharmacy, Inc. (“Whittier”), a Los Angeles, California based specialized pharmacy, and its two shareholders, Eddie Gozini and Chen Jing (the “Shareholders”), for a total consideration of $15 million in cash, $12 million of which is required to be paid upon the closing, and the remaining $3 million of which will be paid following closing. The transaction closed on May 1, 2006.

Under the terms of the Asset Purchase Agreement, MME acquired all right, title and interest in and to substantially all of Whittier’s business and assets, including fixed assets, inventory, customer lists, prescription files, books and records and goodwill, other than cash and accounts receivable. MME acquired none of Whittier’s liabilities, which are required to be paid or otherwise discharged by Whittier. The terms of the Asset Purchase Agreement are summarized in Item 2.01 below.

The summary of the agreement entered into in connection with the acquisition of Whittier set forth in this report on Form 8-K is qualified in its entirety by reference to the Asset Purchase Agreement that is attached as an exhibit to this Form 8-K.

Item 2.01 Completion of an Acquisition or Disposition of Assets

On May 1, 2006, in accordance with the terms of the Asset Purchase Agreement dated April 28, 2006 and discussed in Item 1.01 above, MME acquired substantially all of the assets of Whittier for a total purchase price of $15 million, payable as follows:

•	$12 million upon closing;

•	$1.5 million to be paid over the twenty-four-week period following closing, for assistance to be provided to Allion for transitioning the business and the continued employment of Chen Jing during that period; and

•	$1.5 million to be paid upon the earlier of (x) the date of completion of audited financial statements of Whittier and (y) July 17, 2006.

In addition, MME agreed to pay to Whittier an amount equal to the fair market value of certain of Whittier’s inventory acquired by MME.

The Asset Purchase Agreement contains customary representations and warranties from the Shareholders and Whittier, including representations and warranties about Whittier’s business, assets, operations and liabilities. The Asset Purchase Agreement also includes indemnification by the Shareholders and Whittier for losses incurred by MME and its affiliates, including their respective directors, officers, employees, agents and representatives, that result from the inaccuracy or breach of any representation or warranty, or breach of any covenant or obligation under the Asset Purchase Agreement. Whittier and the Shareholders also agreed to indemnify against losses arising from the operation of the business prior to the closing date, noncompliance with bulk sales and similar laws, and liabilities arising as a result of the acquisition. Claims for indemnification by the Shareholders and Whittier resulting from the inaccuracy or breach of representations or warranties may be made only if losses from all such claims exceed $100,000 in the aggregate, and the maximum indemnification for such claims is $15 million.

Under the Asset Purchase Agreement, Whittier and each of its Shareholders have agreed not to engage in a business that is competitive with the service or treatment of AIDS/HIV patients including marketing and selling of related medicines, or interfere with MME’s business, for a period of three years following the closing from any location that is within 75 miles of Whittier’s present pharmacy in Los Angeles.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Allion Healthcare intends to provide the financial statements of Whittier for the periods specified in Rule 3-05 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Form 8-K.

(b) Pro Forma Financial Information

Allion Healthcare intends to provide the pro forma financial information required by Article 11 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(b)(2) of this Form 8-K.

(d) Exhibits

10.1	Asset Purchase Agreement by and among Medicine Made Easy, Whittier Goodrich Pharmacy, Inc., Eddie Gozini and Chen Jing, dated as of April 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 3, 2006

Allion Healthcare, Inc.

By:	/s/ James G. Spencer
James G. Spencer Chief Financial Officer, Secretary and Treasurer